Exhibit 2

COMMON STOCK PURCHASE AGREEMENT

between

INCONTACT, INC.

and

ENTERPRISE NETWORKS HOLDINGS, INC.

dated as of

JUNE 14, 2011

-i-

TABLE OF CONTENTS

(continued)

		Page
7.3	Governing Law	13
7.4	Expenses	13
7.5	Survival	13
7.6	Successors and Assigns	13
7.7	Entire Agreement	13
7.8	Delays or Omissions	13
7.9	Severability	14
7.10	Counterparts	14
7.11	Telecopy Execution and Delivery	14
7.12	Jurisdiction; Venue	14
7.13	Termination	14
7.14	Jury Trial	14

-ii-

EXHIBITS

A	Compliance Certificate

B	Secretary’s Certificate

-iii-

INCONTACT, INC.

COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (this “Agreement”) is dated as of June 14, 2011, and is between inContact, Inc., a Delaware corporation (the “Company”), and Enterprise Networks Holdings, Inc., a Delaware corporation (“Investor”).

SECTION 1

SALE AND ISSUANCE

1.1 Sale and Issuance of Shares. Subject to the terms and conditions of this Agreement, Investor agrees to purchase, and the Company agrees to sell and issue to Investor, 7,188,442 shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”), at a cash purchase price of $3.32 per share (the “Purchase Price”) and an aggregate purchase price of $23,865,627.44.

SECTION 2

CLOSING DATES AND DELIVERY

2.1 Closing. The purchase, sale and issuance of the Shares (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road, Palo Alto, California 94304, as soon as reasonably practicable, and no later than 5:00 p.m., Salt Lake City, Utah time, on the date hereof provided that all the conditions to the Closing set forth in Section 6 are satisfied or, if not, on the second business day after the satisfaction or waiver of all the conditions to the Closing set forth in Section 6, or such later date as the Company and Investor shall mutually agree (the “Closing Date”).

2.2 Delivery. On the Closing Date, the Company shall deliver the certificates representing the Shares to Investor, which shall be registered in the name or names and shall be in such denominations as Investor may request at least one (1) business day prior to the Closing Date, which delivery shall be made against payment of the purchase price for the Shares, by check payable to the Company or wire transfer in accordance with the Company’s written instructions delivered to Investor at least one (1) business day prior to the Closing Date.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Investor as follows:

3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The

Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted or proposed to be conducted, to execute and deliver each of this Agreement, the Investor Rights Agreement dated as of the date hereof between the Company and Investor (the “Rights Agreement”) and the Registration Rights Agreement dated as of the date hereof between the Company and Investor (the “Registration Agreement” and, together with the Rights Agreement and this Agreement, collectively, the “Transaction Documents”), to issue and sell the Shares and to perform its obligations under the Transaction Documents. The Company is presently qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified could reasonably be expected to be material.

3.2 Subsidiaries. Each of the Company’s subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is in good standing under such laws. None of the Company’s subsidiaries owns or leases property or engages in any activity in any jurisdiction that might require its qualification to do business as a foreign corporation in such jurisdiction and in which the failure to qualify as such would be material.

3.3 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $0.0001 per share, of which 35,960,195 shares are issued and outstanding, and 15,000,000 shares of Preferred Stock, par value $0.0001 per share, none of which are issued and outstanding. The Shares shall have the rights, preferences, privileges and restrictions set forth in the Company’s Certificate of Incorporation as currently in effect (the “Charter”). The Company has made available to Investor the Charter, and no steps have been taken by the board of directors or any stockholder of the Company to authorize or effect any amendment or other modification to the Charter.

(b) As of the date hereof, there are no options, warrants, convertible securities or other rights, agreements or arrangements to purchase any of the Company’s authorized and unissued capital stock and no shares of capital stock of the Company were reserved for issuance, except for (i) an aggregate of 793,657 shares of Common Stock of the Company reserved for issuance pursuant to the Company’s 1999 Long Term Incentive Plan and the Company’s 2008 Equity Incentive Plan, (ii) 3,135,923 shares subject to non-qualified stock options, (iii) 442,917 shares of restricted stock, (iv) 2,018,063 shares subject to incentive stock options and (v) 70,000 shares subject to warrants. Assuming continuing compliance by the Company with its obligations under the Registration Rights Agreement between the Company and Kinderhook Partners, L.P. to keep the related registration statement on Form S-3 (SEC File No. 333-166353) effective under the Securities Act, the Company is not subject to any agreement, arrangement or other obligation with respect to the registration of any securities of the Company that provides any third party any registration rights the terms of which are pari passu with or senior to the registration rights granted to Investor under the Registration Agreement.

(c) All issued and outstanding shares of the Company’s capital stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(d) The Company has reserved the Shares for issuance pursuant to this Agreement. The Shares, when issued and delivered and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable. The Shares will be free of any preemptive or similar rights, taxes, charges, liens or encumbrances; provided that the Shares will be subject to restrictions on transfer under U.S. state and/or federal securities laws and as set forth herein and in the Rights Agreement. In no event will the Shares represent greater than 19.99% of the Company’s voting power, or the Company’s shares of capital stock issued and outstanding, in each case, as of immediately prior to the Closing.

3.4 Authorization.

(a) All corporate action on the part of the Company and its directors, officers and stockholders necessary for the authorization, execution and delivery of each of the Transaction Documents by the Company, the authorization, sale, issuance and delivery of the Shares and the performance of all of the Company’s obligations under each of the Transaction Documents has been taken or will be taken prior to the Closing. Each of the Transaction Documents constitutes valid and binding obligations of the Company, enforceable in accordance with their terms.

(b) The Company has taken all necessary corporate action so that the restrictions on “business combinations” contained in Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) do not and will not apply to the execution, delivery and performance of this Agreement or any of the Transaction Documents, or the consummation of the purchase of the Shares or any of the other transactions contemplated hereby and thereby. Without limiting the foregoing, the actions by the Board of Directors of the Company referred to in Section 3.4(a) above constitute approval, for purposes of Section 203(a)(1) of the DGCL, of (i) this Agreement and the other Transaction Documents and (ii) the purchase of the Shares and the other transactions contemplated by this Agreement and the other Transaction Documents.

3.5 No Conflict.

(a) The execution and delivery by the Company of this Agreement, the execution and delivery by the Company of each of the other Transaction Documents to which it is or will be a party do not, and the consummation by the Company of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of any lien or encumbrance pursuant to (i) any provision of the certificate of incorporation or bylaws or comparable organizational documents of the Company or any of its subsidiaries, or (ii) any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation or instrument to which the Company or any of its subsidiaries is a party or by which any of their respective properties or assets may be bound, or (iii) any law, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, except in the case of clause (ii), which would not materially impair the Company’s ability to fulfill its obligations under the Transaction Documents or have a material effect on the business or operations of the Company and its subsidiaries, taken as a whole.

(b) No consent, approval, order or authorization of, notice to, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, including any industry self-regulatory organization (a “governmental authority”) is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery by the Company of this Agreement or any of the Transaction Documents or the consummation by the Company of the transactions contemplated hereby and thereby, except for notice of listing of the Shares on the Nasdaq Capital Market (“Nasdaq”) and any required notices of sale of securities filed with applicable Federal and state securities agencies.

3.6 SEC Filings.

(a) The Company has made available to Investor through the EDGAR system (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2008, 2009 and 2010, (ii) its quarterly reports on Form 10-Q for its fiscal quarter ended March 31, 2011, (iii) its proxy or information statements relating to meetings of the stockholders of the Company held or to be held (or actions taken without a meeting by such stockholders) since March 29, 2009 and (iv) all of its other reports, statements, schedules and registration statements filed with the Securities Exchange Commission (the “SEC”) since January 1, 2009 (the documents referred to in this Section 3.6, collectively, the “SEC Filings”).

(b) Since January 1, 2008, the Company has filed with or furnished to the SEC each report, statement, schedule, form or other document or filing required by applicable law to be filed or furnished at or prior to the time so required. As of its filing date, each SEC Filing complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be and the SEC Filings do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.7 Financial Statements. The audited consolidated financial statements and unaudited condensed consolidated financial statements of the Company included in the SEC Filings (i) comply as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (except, in the case of unaudited statements, for the absence of footnotes), and (iii) fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

3.8 No Material Undisclosed Liabilities. There are no material liabilities or obligations of the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities or obligations disclosed and provided for in the SEC Filings or in the notes thereto;

(b) liabilities or obligations incurred under the Transaction Documents or in connection with the transactions contemplated hereby and thereby; and

(c) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2010 that are not material to the business or operations of the Company and its subsidiaries, taken together as a whole.

3.9 Changes. Except as described in the SEC Filings, since March 31, 2011, there has not been any event or condition of any type that has had or would reasonably be likely to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken together as a whole. Except as described in the SEC Filings, since March 31, 2011, the respective businesses of the Company and each of its subsidiaries has been operated in the ordinary course consistent with past practices, and there has not been:

(a) any amendment or change to the Company’s certificate of incorporation or bylaws;

(b) any material change in the assets, liabilities, financial condition or operating results of the Company or any of its subsidiaries from that reflected in the SEC Filings, except for changes in the ordinary course of business consistent with past practices;

(c) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company or any of its subsidiaries (other than dividends by any wholly-owned subsidiary of the Company to the Company or to another wholly-owned subsidiary of the Company), or any redemption or repurchase of any securities of the Company (other than in connection with the exercise of compensatory stock options);

(d) any material damage, destruction or loss, whether or not covered by insurance, to any material assets or properties of the Company or any of its subsidiaries;

(e) any waiver by the Company or any of its subsidiaries of a valuable right or of a material debt owed to it;

(f) any sale, assignment, exclusive license or transfer by the Company or any of its subsidiaries of any material assets including any material patents, trademarks, copyrights, trade secrets or other intangible assets;

(g) any imposition of any material lien, claim, or encumbrance on any of the assets of the Company or any of its subsidiaries;

(h) any receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company or any of its subsidiaries; or

(i) any agreement or commitment by the Company to do any of the things described in this Section 3.9.

3.10 Material Contracts. All of the contracts, agreements and instruments to which the Company or any of its subsidiaries is a party or to which their respective properties or assets are bound and that are material to the Company and its subsidiaries, taken together as a whole (each, a “Material Contract”), are valid, binding and in full force and effect in all material respects, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies and to general principles of equity. None of the Company, any of its subsidiaries or, to the Company’s knowledge, any other party to any Material Contract is, in material default under any of such Material Contracts. The Company does not have a “poison pill” or similar shareholder rights plan in effect.

3.11 Intellectual Property. The Company owns or possesses or can obtain on commercially reasonable terms sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses (software or otherwise), information, processes and similar proprietary rights (“Intellectual Property”) necessary to the business of the Company and its subsidiaries as currently conducted and as currently contemplated to be conducted, without any conflict with or infringement of the rights of others. Except for a proposal received from a third party dated February 23, 2011 to negotiate a patent license, a copy of which has been delivered to Investor, the Company and its subsidiaries have not received any written communication alleging that the Company or any of its subsidiaries has violated any of the Intellectual Property of any other person or entity or demanding or requesting payment by the Company or any of its subsidiaries of a license fee or royalty in connection therewith, nor is the Company aware of any basis therefor. The Company and its subsidiaries have obtained and possess valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that they own or lease or that they have otherwise provided to their employees for their use in connection with the business of the Company and its subsidiaries. To the Company’s knowledge, it will not be necessary to use any inventions of any of its or its subsidiaries’ employees or consultants (or persons any of them currently intends to hire) made prior to their employment by the Company or its subsidiary. Each employee and consultant of the Company or any of its subsidiaries has assigned to the Company all intellectual property rights he or she owns that are related to the business of the Company and its subsidiaries as now conducted and as currently proposed to be conducted.

3.12 Compliance. None of the Company or any of its subsidiaries is in violation (i) of any term of its certificate of incorporation or bylaws, each as amended to date, or (ii) of any federal or state statutes, rules or regulations the violation of which would be material to the business or operations of the Company and its subsidiaries, taken together as a whole.

3.13 Litigation. Except as disclosed in the SEC Filings, there are no material actions, suits, proceedings or investigations pending against the Company or any of its subsidiaries or their respective properties (nor has the Company or any of its subsidiaries received written notice of any threat thereof) before any court or governmental agency. Except as disclosed in the SEC Filings, none of Company or any of its subsidiaries is a party or subject to the provisions of any material order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

3.14 Offering. Subject to the accuracy of Investor’s representations and warranties in Section 4, none of the Company, any of its affiliates, or any person or entity acting on its behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Shares under the Securities Act, whether through integration with prior offerings or otherwise, or cause the offering of the Shares hereunder to require approval of the stockholders of the Company for purposes of any applicable stockholder approval provisions, including without limitation, under the rules and regulations of Nasdaq.

3.15 Registration and Voting Rights. Except as set forth in the Rights Agreement or as disclosed in the SEC Filings, the Company is presently not under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may hereafter be issued. To the Company’s knowledge, no stockholder of the Company has entered into any agreements with respect to the voting of capital stock of the Company.

3.16 Brokers or Finders. The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with any of the Transaction Documents or any of the transactions contemplated hereby and thereby.

3.17 Employees. To the Company’s knowledge, there are no strike, labor dispute or union organization activities pending or threatened between it and its employees. To the Company’s knowledge, none of its employees belongs to any union or collective bargaining unit. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment. The Company is in material compliance with its “employee benefit plans” as defined in the Employee Retirement Income Security Act of 1974, as amended.

3.18 Representations Complete. None of the representations or warranties made by the Company in this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein, in the light of the circumstances under which they were made, not misleading.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF INVESTOR

Investor hereby represents and warrants to the Company as follows:

4.1 Organization, Good Standing and Qualification. Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Investor has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted or proposed to be conducted, to execute and deliver each of the Transaction Documents and to perform its obligations pursuant to the Transaction Documents.

4.2 Authorization. All corporate action on the part of Investor and its directors, officers and stockholders necessary for the authorization, execution and delivery of each of the Transaction Documents by Investor and the performance of all of Investor’s obligations under each of the Transaction Documents has been taken or will be taken prior to the Closing. Each of the Transaction Documents constitutes valid and binding obligations of Investor, enforceable in accordance with their terms.

4.3 No Conflict.

(a) The execution and delivery by Investor of this Agreement, the execution and delivery by Investor of each of the other Transaction Documents to which it is or will be a party do not, and the consummation by Investor of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of any lien or encumbrance pursuant to (i) any provision of the certificate of incorporation or bylaws or comparable organizational documents of Investor, or (ii) any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation or instrument to which Investor or any of its subsidiaries is a party or by which their respective properties or assets may be bound, or (iii) any law, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Investor or its properties or assets; except, in each case, for any of the foregoing which would not have a material and adverse effect on Investor’s ability to fulfill its obligations under the Transaction Documents.

(b) No consent, approval, order or authorization of, notice to, or registration, declaration or filing with any governmental authority is required by or with respect to Investor or any of its subsidiaries in connection with the execution and delivery by Investor of this Agreement or any of the Transaction Documents or the consummation by Investor of the transactions contemplated hereby and thereby.

4.4 Private Placement. Investor is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Investor has such knowledge and experience in financial and business matters so that Investor is capable of evaluating the merits and risks of its investment in the Company. Investor is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act.

4.5 Legends. Investor understands and agrees that the Shares or any other securities issued in respect of the Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend and that the transfer agent for the Company may be instructed that the Shares are subject to the terms of such legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED

UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE INVESTOR RIGHTS AGREEMENT, DATED JUNE 14, 2011, TO WHICH THE SHAREHOLDER AND COMPANY ARE PARTIES, AS THE SAME MAY BE AMENDED FROM TIME TO TIME. A COPY OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

SECTION 5

COVENANTS

5.1 Satisfaction of Conditions. Subject to the terms and conditions of this Agreement, each of the Company and Investor shall, and shall cause its respective subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to cause the conditions to the obligations of the other party to complete the closing as set forth in Section 6 hereof to be satisfied and to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the transactions contemplated by this Agreement and to consummate the transactions contemplated by this Agreement as promptly as practicable and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental authority and any other third party which is required to be obtained or made by the Company, Investor or any of their respective subsidiaries in connection with the purchase of the Shares and the other transactions contemplated by this Agreement. The parties shall consult and cooperate with one another in connection with the foregoing. Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor Investor shall be under any obligation to litigate with a governmental authority or to make proposals, execute or carry out agreements or submit to orders providing for a Divestiture. “Divestiture” shall mean (A) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any material assets or categories of assets, (B) the imposition of any material limitation or restriction on the ability of a party to freely conduct their business or own assets or (C) the holding separate of shares of capital stock or any limitation or regulation on the ability of Investor or any of its affiliates to exercise full rights of ownership of shares of Company capital stock.

5.2 Further Assurances. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary for effecting the consummation of the purchase and sale of the Shares and the other transactions contemplated hereby and by the other Transaction Documents.

SECTION 6

CONDITIONS TO CLOSING

6.1 Conditions to the Obligations of Investor. Investor’s obligation to purchase the Shares at the Closing is subject to the fulfillment on or before the Closing of each of the following conditions, unless otherwise waived in writing by Investor:

(a) Legality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the purchase of the Shares or the consummation of the other transactions contemplated by this Agreement or the other Transaction Documents shall be in effect. No statute, rule, regulation or order shall have been enacted, entered, promulgated or enforced by any Federal, state or foreign governmental authority of competent jurisdiction which prohibits or makes illegal the purchase of the Shares or the consummation of the other transactions contemplated by this Agreement or the other Transaction Documents. No action, suit or proceeding brought by a governmental authority in connection with this Agreement or the other Transaction Documents shall be pending.

(b) Representations and Warranties. The representations and warranties made by the Company in Section 3 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made as of the Closing Date, except to the extent such representations and warranties are made only as of an earlier date, in which case as of such earlier date (in each case, disregarding any standards of materiality contained in such representations and warranties).

(c) Covenants. The Company shall have performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Closing.

(d) Ancillary Agreements. The Company shall have executed and delivered to Investor the Rights Agreement and the Registration Agreement and such agreements shall be in full force and effect. Further, the Company shall have executed and delivered a Master Reseller Agreement between the Company and Investor.

(e) Closing Deliverables. The Company shall have delivered to counsel to Investor the following:

(i) a certificate executed by the Chief Executive Officer, President or Chief Financial Officer of the Company on behalf of the Company certifying the satisfaction of the conditions to closing listed in Sections 6.1(b) and 6.1(c), substantially in the form of Exhibit A hereto; and

(ii) a certificate of the Company executed by the Company’s Secretary, attaching and certifying to the truth and correctness of (1) the current certificate of incorporation of the Company, (2) the current bylaws of the Corporation and (3) all board actions taken in connection with the transactions contemplated by this Agreement, substantially in the form of Exhibit B hereto.

(f) Fees and expenses. Simultaneous with the Closing, the Company shall have reimbursed Investor for its reasonable and documented outside legal and due diligence fees and expenses incurred in connection with the transactions contemplated by the Transaction Documents, which amount may be deducted by Investor at its sole discretion from the purchase price paid to the Company for the Shares as contemplated hereby; provided that in no event shall the Company be obligated to reimburse Investor for any such fees or expenses in excess of $200,000 in the aggregate.

(g) Opinion of Counsel. Investor shall have received from Parsons Behle & Latimer, outside counsel to the Company, an opinion, in form and substance reasonably acceptable to Investor.

6.2 Conditions to the Obligations of the Company. The Company’s obligation to sell and issue the Shares at the Closing is subject to the fulfillment on or before such Closing of the following conditions, unless otherwise waived in writing by the Company:

(a) Legality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the purchase of the Shares or the consummation of the other transactions contemplated by this Agreement or the other Transaction Documents shall be in effect. No statute, rule, regulation or order shall have been enacted, entered, promulgated or enforced by any Federal, state or foreign governmental authority of competent jurisdiction which prohibits or makes illegal the purchase of the Shares or the consummation of the other transactions contemplated by this Agreement or the other Transaction Documents. No action, suit or proceeding brought by a governmental authority in connection with this Agreement or the other Transaction Documents shall be pending.

(b) Representations and Warranties. The representations and warranties made by Investor in Section 4 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made as of the Closing Date, except to the extent such representations and warranties are made only as of an earlier date, in which case as of such earlier date (in each case, disregarding any standards of materiality contained in such representations and warranties).

(c) Covenants. Investor shall have performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement to be performed or complied with by Investor on or prior to the date of such Closing.

(d) Ancillary Agreement. Investor shall have executed and delivered to the Company the Rights Agreement and the Registration Agreement hand such agreements shall be in full force and effect. Further, Investor shall have executed and delivered a Master Reseller Agreement between the Company and Investor.

SECTION 7

MISCELLANEOUS

7.1 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by each of the Company and Investor.

7.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or otherwise delivered by hand, messenger or courier service addressed:

(a) if, to Investor, to:

Enterprise Networks Holdings, Inc.

50 Minuteman Road

Andover, MA 01810

Facsimile: (703) 262-3080

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road, Palo Alto, California 94304

Facsimile: (650) 493-6811

Attention: Martin Korman

                     Todd Cleary

(b) if, to the Company, to:

inContact, Inc.

7730 South Union Park Avenue, Suite 500

Midvale, Utah 84047

Facsimile: (888) 888-9115

Attention: Gregory S. Ayers

with a copy (which shall not constitute notice) to:

Parsons Behle & Latimer

201 South Main Street

Salt Lake City, UT 84111

Facsimile: (801) 536-6111

Attention: Mark E. Lehman

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or (iii) if sent via facsimile, upon confirmation of facsimile transfer.

7.3 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

7.4 Expenses. Except as expressly provided herein, including but not limited to Section 6.1(f), the Company and Investor shall each pay their own expenses in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

7.5 Survival. The representations, warranties, covenants and agreements made in this Agreement shall survive any investigation made by any party hereto and the closing of the transactions contemplated hereby.

7.6 Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by either party hereto without the prior written consent of the other party. Any attempt by any such party to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement in violation of this Section 7.6 shall be null and void ab initio. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

7.7 Entire Agreement. This Agreement and the other Transaction Documents, including the exhibits attached hereto and thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

7.8 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

7.9 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

7.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

7.11 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

7.12 Jurisdiction; Venue. Each of the parties hereto hereby submits and consents irrevocably to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware for the interpretation and enforcement of the provisions of this Agreement. Each of the parties hereto also agrees that the jurisdiction over the person of such parties and the subject matter of such dispute shall be effected by the mailing of process or other papers in connection with any such action in the manner provided for in Section 7.2 or in such other manner as may be lawful, and that service in such manner shall constitute valid and sufficient service of process.

7.13 Termination. This Agreement may be terminated at any time prior to the Closing, (a) by mutual consent of Investor and the Company in a written instrument or (b) by either Investor or the Company if the Closing shall not have occurred on or before June 20, 2011, provided that (i) neither Investor nor the Company may terminate this Agreement pursuant to this Section 7.13 if the failure of the Closing to occur by such date shall be due to the failure of such party to perform or observe the covenants and agreements of such party set forth herein.

7.14 Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER OF THE TRANSACTION DOCUMENTS.

(signature page follows)

The parties are signing this Common Stock Purchase Agreement as of the date stated in the introductory clause.

INCONTACT, INC.
a Delaware corporation

By:	/s/ Paul Jarman

Name:	Paul Jarman

Title:	Chief Executive Officer

(Signature page to the Common Stock Purchase Agreement)

ENTERPRISE NETWORKS HOLDINGS, INC.
a Delaware corporation

By:	/s/ Stephen Juge

Name:	Stephen Juge

Title:	President

(Signature page to the Common Stock Purchase Agreement)